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                                                                    EXHIBIT 99.1
Contact:  Halsey Pharmaceuticals
Investor Relations - Peter A. Clemens, Vice President & CFO
                     (815) 399-2060


                              FOR IMMEDIATE RELEASE
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          HALSEY PHARMACEUTICALS ANNOUNCES RESTRUCTURING OF OPERATIONS
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Rockford, Il., November 6, 2003: Halsey Drug Co., Inc. (OTC.BB: HDGC - News)
today announced that it intends to restructure the Company's operations to focus its efforts on research and development related to certain proprietary finished dosage products and active ingredients. As part of that process, the Company intends to close or divest its assets in Congers, NY, discontinue the manufacture and sale of finished dosage generic products and substantially reduce activities at its active pharmaceutical ingredient facility in Culver, Indiana.

Subject to securing necessary financing, of which no assurance can be given, the restructured Company intends to maintain research, development and laboratory activities at the Culver facility sufficient to continue developing certain proprietary active pharmaceutical ingredient and finished dosage form technologies.

The restructuring is targeted for completion over the next 60 to 90 days and will result in a workforce reduction of approximately 70 employees in NY, 25 employees in Indiana and 5 employees in Illinois. The remaining full time staff of approximately 16 employees will be engaged in research and development activities and in directing the activities of various outside entities performing clinical studies, market research and patent prosecution.

In conjunction with the restructuring, the Company is continuing to meet with its existing debentureholders and is seeking to identify unaffiliated third parties to obtain the long term financing necessary to fund the restructured operations going forward. The Company estimates a funding requirement of approximately $15 million to complete the restructuring and provide working capital to fund operations through 2004. The Company estimates that current cash on hand will fund the Company's operations through December 1, 2003. In the absence of continued additional funding by the Company's debentureholders or an alternative third party investment, of which no assurance can be given, the Company would be required to further scale back or terminate operations, and/or seek protection under applicable bankruptcy laws.

Halsey Pharmaceuticals, together with its subsidiaries, is an emerging pharmaceutical company specializing in innovative drug development.

The statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward looking statements involve risk and uncertainties which may affect Halsey's business prospects, including economic, competitive, governmental, technological and other factors discussed in filings with the Securities and Exchange Commission.

This and past press releases for Halsey Drug Co., Inc. are available at Halsey's web site at www.halseydrug.com.
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